Exhibit 99.2

CHP 2022 Valuation Webinar Script

March 21, 2022, 2:30 p.m. ET

Althia:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. Before we begin, please note that statements made during this call will include forward-looking statements within the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, future financial performance, and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information discussed today is a point-in-time estimate based on numerous inputs and data that vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 21, 2023, at 2:30 p.m. I will now turn the call over to CNL Healthcare Properties’ President and CEO — Mr. Steve Mauldin.

Welcome/Agenda - Slide 6

Steve:	Thank you Althia. Good afternoon and thank you for joining us today as we review details related to our annual net asset valuation process. Joining me on today’s call are Ixchell Duarte, the company’s chief financial officer and treasurer, and Kelly Fitzpatrick, senior vice president of portfolio management at the company’s advisor, CNL Healthcare Corp.

Earlier this month we announced $6.92 per share as the estimated net asset valuation (or “N-A-V” or “NAV”) as of year-end 12/31/2022, which is 0.45 cents or 6.1% below our previous year-end 2021 NAV of $7.37 per share. Kelly will review the finer points of the NAV process and result in a few minutes, but I’d like to take a moment to discuss the company’s operating momentum, achievements and challenges in 2022.

Portfolio by the Numbers – Slide 7

Steve:	Today, our portfolio comprises 69 seniors housing communities and one parcel of land spread across 26 states with an average age of 13.7 years. Our pure-play, seniors housing portfolio is predominantly needs-based, private-pay assisted living communities, including assisted living with memory care services and independent living units.

Since announcing strategic alternatives in 2018, we have successfully sold 72 properties in nine separate transactions totaling over $1.5B in gross sales proceeds. During 2022, we strategically and successfully sold our final acute care facility and two seniors housing communities that were part of a joint venture and retained net sales proceeds adding to our already strong balance sheet and liquidity. Last year, we experienced positive and encouraging occupancy and rental rate momentum, while impacts of the COVID-19 pandemic on the seniors housing industry and our Company persisted. Specifically, our operators and properties continue to face the lingering effects of elevated staffing costs and increased operating expenses due to inflation. These challenges are reflected in our most recent NAV. We remain optimistic about the future of the needs-based seniors housing industry and our national portfolio as we believe we will continue expanding occupancy and operating margins further into 2023 and beyond, from pandemic-driven low watermarks.

We have remained (and will remain) specifically focused on operational and financial performance throughout our national portfolio, with a consistent and unrelenting emphasis on rebuilding occupancy and driving improved operating margins.

We again maintained a strong balance sheet throughout last year, and during 2022, we successfully refinanced approximately $44.5 million in debt obligations, using corporate credit facilities and cash on hand to do so. Throughout 2022, we continued to maintain our low debt level and at year end, our total debt-to-asset ratio was what we would consider a very conservative 31.9%, based on in-place carrying value of our assets.

We remain confident that our company is financially well-positioned, especially considering our low debt level and liquidity.

NAV Result -Slide 8

Steve:	The decrease in the company’s 2022 NAV of $0.45 per share, or 6.11%, as compared to the 2021 NAV, is driven principally by a decline in the appraised value of the company’s real estate assets. The aggregate appraised value of our comparable real estate properties declined by $83.5 million when compared to the appraisals conducted in 2021. The primary factor is the expansion in discount rates and terminal cap rates, which Kelly will explain in detail. The decline in appraised values was partially offset by an increase in cash and cash equivalents as well as other balance sheet items.

Market and Economic Trends -Slide 9

Steve:	As you may have seen in various media and financial publications, the three largest publicly traded healthcare-centric REITs in the U.S. (commonly known as the Big Three) posted year-over-year declines in their per share equity value at a range between 11.9% and 30.5%, or a weighted average decrease of 21.0%. Additionally, the MSCI US REIT Index, comprised of domestic equity real estate investment trusts, was down 27.3% over the same period. While these performance figures are not a perfect comparison to our portfolio, we think they provide important context for the REIT industry’s stock performance in 2022.

NAV history slide -Slide 10

Steve:	Our estimated NAV per share includes an adjustment for the company’s current projection of approximate property-level transaction costs. The projected forward-looking transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company began deducting these costs from its estimated 2017 NAV due to our initiation of the exploration of a strategic alternatives process to provide liquidity to shareholders. It is our intent to estimate a “net value” to shareholders.

Finally, consistent with years’ past, we continue to closely follow the Investment Program Association (or “IPA”) industry guidelines for our annual net asset valuation exercise. The IPA is the leading national industry trade association for the direct investment industry. As a reminder, our estimated NAV is a snapshot in time – like any appraisal process – and is not meant to be indicative of value the company or our shareholders should expect to receive now, or in the future.

While we will not be hosting a question and answer session at the end of today’s call, CNL’s shareholder services and capital markets team members stand ready to assist you further with any questions.

I would now like to turn the call over to Kelly Fitzpatrick, who has extensive involvement and experience with the company’s annual valuation process since 2014. Kelly, please take us through our most recent valuation in greater detail.

Estimated NAV– Slide 11

Kelly:	Thank you, Steve. To assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, the company again engaged Robert A. Stanger & Co., an independent third-party valuation firm for a fifth year, to provide a valuation analysis of our real estate and balance sheet and to help establish the new estimated NAV per share as of calendar year end 2022.

In their analysis, Stanger conducted individual property appraisals for all properties and provided a range of values by decreasing and increasing cap rates and discount rates by 25 basis points. This resulted in a valuation range of $6.57 to $7.30 for the estimated NAV per share. In addition, and in accordance with IPA guidelines, Stanger provided a sensitivity analysis by stressing discount rates and capitalization rates up and down by 5%.

The estimated NAV per share was established consistent with our valuation policy and certain guidelines set forth by the IPA, except for the inclusion of estimated transaction costs. As Steve mentioned, we again deducted the estimated transaction costs which presume a hypothetical orderly liquidation of the company’s assets.

Methodology & Assumptions – Slide 12

Kelly:	Stanger used the income approach to valuation that included a discounted cash flow

(or DCF) analysis and a direct capitalization analysis. For the one parcel of land and excess or surplus land, the sales comparison approach was used. The DCF analysis was applied to property revenues and expenses, including estimated expenses related to COVID-19. Stanger relied solely on DCF analyses to determine the appraised value of the 54 properties managed under third-party agreements as well as two of our fifteen triple net leased properties. The value of these properties decreased primarily due to higher discount rate assumptions reflective of the risk associated with achieving Stanger’s stabilized projections. The stabilized projections and time to reach stabilized occupancy targets remained materially unchanged from the prior year. Each appraised property’s value was adjusted, as applicable, for lease up costs, deferred maintenance or capital needs, and surplus land. The resulting value was adjusted for any third-party promoted interests (of which there were none) and for our ownership interest in one JV asset.

The remaining thirteen triple net leased properties were valued using direct capitalization and had a decline in value due to an increase in direct capitalization rates as well as lower contractual rent at certain assets.

The appraised properties excluded any portfolio premium in accordance with our valuation policy and IPA guidelines. Stanger prepared an appraisal report summarizing the key information, assumptions and value for each asset as of year-end.

Stanger appraised the 69 properties and one parcel of land, which had an aggregate estimated value of approximately $1.77 billion, a decrease of 4.5%compared to the appraised value of the same properties for the prior year.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained as of Dec. 31, 2022. The company utilized a discounted cash flow analysis whereby contractual debt payments were discounted to present value at an interest rate deemed appropriate and reflective of market interest rates as of the valuation date. The collateral type, anticipated duration and pre-payment terms were also considered. Stanger confirmed the reasonableness of our fair market value of debt.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the values derived from our audited balance sheet for year-end December 31, 2022.

Discount and Capitalization Rates Summary – Slide 13

Kelly:	As previously mentioned, Stanger used both direct capitalization and discounted cash flow analyses in the valuation. Generally, terminal cap rates and discount rates used in the DCF were higher than the prior year. In selecting the discount rate, Stanger considered estimated target rates of return for buyers of similar properties with consideration given to unique property-related features such as location and age.

In comparison to last year’s valuation, the comparable set of RIDEA properties had an increase in the weighted average discount rate of 44 basis points, to 8.48%, and an increase in the terminal capitalization rate of 9 basis points, to 7.04%

The two triple-net leased properties that also utilized DCF had an increase in the weighted average discount rate of 56 basis points, to 10.74%, and a decline in the terminal capitalization rate of 31 basis points, to 8.87%.

The thirteen triple-net leased properties utilizing direct cap analyses had an increase in the weighted average direct capitalization rate of 25 basis points, to 7.33%.

.	Stanger reviewed published seniors housing and healthcare property investor surveys and considered, among other factors, prevailing cap rates for the property’s location, age and condition, the property’s operating trends and, lease coverage ratios to determine the direct capitalization rates utilized in our triple net leased portfolio.

8-K Sensitivity – Slide 14

Kelly:	As changes to the key assumptions to arrive at the estimated NAV per share could have a significant impact on the value of our real estate assets, a sensitivity analysis was conducted on the appraised properties in accordance with IPA guidelines to illustrate the effect of a 5% increase or decrease to the discount rates, terminal cap rates and direct capitalization rates. The land price per square foot was also adjusted by 5% in either direction. This sensitivity analysis shows that 5% lower assumed rates would increase the midpoint NAV by $0.60 per share, while 5% higher assumed rates would decrease the midpoint NAV by $0.53 per share.

Valuation Range & Midpoint – Slide 15

Kelly:	Stanger also provided a valuation range for the appraised properties’ real estate values by varying the discount rate, terminal cap rate and direct capitalization rates by 25 basis points in either direction. The lower end of the discount and capitalization rates, along with the upper end of price per square foot for the land parcel, has a positive $0.38 impact on NAV per share. Conversely, the reverse has a negative $0.35 impact on NAV per share. The result is a NAV per share valuation range of $6.57 to $7.30 with a midpoint value of $6.92.

I would now like to turn the call over to Ixchell Duarte, our chief financial officer and treasurer to summarize the results of our valuation work and describe other company matters.

Estimated NAV Per Share Build-Up – Slide 16

Ixchell:	Thank you Kelly. As Kelly mentioned, the resulting valuation range for the company’s estimated NAV on a per share basis was $6.57 to $7.30 per share, which included a deduction of $0.14 per share for estimated transaction costs assuming a hypothetical orderly sale of the company’s assets. Our board of directors approved $6.92 as the estimated NAV per share based on a total net asset value of approximately $1.20 billion which consisted of $1.77 billion in net consolidated real estate value plus $108.7 million in cash and other assets, offset by approximately $608.8 million in debt, $36.4 million in accounts payable, other liabilities and non-controlling interests, as well as approximately $24.9 million in estimated transaction costs.

We divided our total estimated net asset value by approximately 173.96 million outstanding shares, which excluded the advisor’s restricted shares, and arrived at an estimated NAV per share of $6.92. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

What’s Next – Slide 17

Ixchell:	As of December 31, 2022, we had liquidity of $210.9 million consisting of $69.5 million cash on hand, $24.4 million invested in short-term securities and $117.0 million in undrawn availability under our revolving credit facility and were well positioned to manage our near-term debt maturities. In January of this year, we exercised our extension option and moved the maturity date of our revolving credit facility to May 2024. Earlier this month, we repaid our only debt maturing in 2023, which consisted of a $23 million mortgage loan, which we paid in advance of its June 2023 maturity. We remain focused on maintaining strong liquidity and financial flexibility and on managing our portfolio of 70 assets.

We intend to post this presentation on our website at cnlhealthcareproperties.com for your reference. We also invite you to review our Form 8-K filed on March 9, 2023, which has additional details about our estimated net asset value and our valuation process.

Now I’d like to turn it back over to Steve for closing remarks.

Closing - Slide 18

Steve:	Thank you Ixchell.

And as I mentioned at the start of today’s call, one of our priorities is to remain specifically focused on operational and financial performance throughout our national seniors housing portfolio, including an unrelenting emphasis to continue occupancy gains and drive improved operating margins.

We also remain fully committed to our readiness, active study and pursuit of additional strategic opportunities to provide incremental liquidity to our shareholders as the economic and transactional environments permit. In the meantime, and as Ixchell stated, our corporate focus will continue to be the maintenance of our current and forward-looking operating, liquidity and financial flexibility.

On behalf of everyone here at CNL, I’d like to thank you for your continued confidence in CNL Healthcare Properties and for joining us for today’s valuation webinar. This concludes today’s call. Thank you.

END